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                                                                     EXHIBIT 5.1


                [Letterhead of Kummer Kaempfer Bonner & Renshaw]

                               September 25, 2001



HYSEQ, INC.
675 Almanor Avenue
Sunnyvale, California  94085

Ladies and Gentlemen:

        We have acted as special Nevada counsel for Hyseq, Inc., a Nevada corporation (the "Company"), in connection with the Registration Statement on Form S-3 ("Registration Statement") to be filed by the Company with the Securities and Exchange Commission covering the offer and sale of 4,561,101 shares of the Company's common stock, $0.001 par value per share ("Common Stock"), including 1,520,368 shares of Common Stock that may be issued upon the exercise Common Stock warrants and rights issued pursuant to a Rights agreement.

        In rendering this opinion, we have examined and relied on the following documents: (i) the Company's Articles of Incorporation, as amended, and Bylaws, as amended, (ii) the resolutions adopted by the Board of Directors of the Company on March 20, 2001, (iii) the Registration Statement, and (iv) such other documents, legal opinions and precedents, corporate and other records of the Company, and certificates of public officials and officers of the Company that we have deemed necessary or appropriate to provide a basis for the opinion.

        Based upon and subject to the foregoing, in our opinion, the shares of Common Stock of the Company (i) which are being offered and sold by the selling stockholders of the Company pursuant to the Registration Statement, when sold by the selling stockholders in the manner contemplated by the Registration Statement, and (ii) issuable upon exercise of the warrants or rights upon payment of the consideration stated in such warrants or rights, in each case, will be legally issued, fully paid and non-assessable.

        We consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                    Very truly yours,

                                    /s/ Kummer Kaempfer Bonner & Renshaw

                                    KUMMER KAEMPFER BONNER & RENSHAW